EXHIBIT 10.39


[LOGO OF CYTOGEN APPEARS HERE]


                                        December 20, 1996



Graham S. May, M.D.
151 Mine Mount Road
Bernardsville, NJ 07924

Dear Dr. May:

     CYTOGEN Corporation is pleased to offer you the position of Vice President, Medical Affairs at an annualized salary of $213,000. This position is eligible for participation in the Management Group Bonus Plan. While the amount of this bonus is determined each year by the Board, the range for this is 0-25% of annual salary. Your employment will begin no later than February 1, 1997. You will report to Dr. Thomas J. McKearn, Chairman, President and CEO.

     As a CYTOGEN employee, you are entitled to comprehensive medical, dental, life AD&D, long-term disability, and travel and accident coverage. Dependent medical and dental coverage is also available. Employees contribute 20% towards the cost of the premiums for medical and dental benefits. This amount is deducted through payroll on a pre-tax basis. The total benefit package becomes effective on the first day of your employment. You will be entitled to four weeks of paid vacation in your first year with the Company.

     We will also recommend to the Board of Directors that you be granted an option to purchase 45,000 shares of CYTOGEN Common Stock. Granting stock options requires the approval of the Board of the Directors, following which will be issued your stock option agreement.

     The Vice President, Medical Affairs sits on the Management Committee of CYTOGEN Corporation and as such is provided with an Executive Secretary. The Company will pay you a monthly car allowance of $550.00 and will also pay the insurance and routine maintenance expenses for the car. Management Committee members also receive reimbursement of expenses incurred for financial planning and/or tax preparation in amounts up to $5,000.00 per year.

     It is understood that you will need to devote some time to the orderly termination of affairs pertaining to your position with your current employer. CYTOGEN is willing to cooperate in this process by providing you with release time - as needed - up until February 14, 1997 to complete this transition.

     As discussed, it is agreed that you may continue to engage as a Medical Consultant with Smiths Industries, provided there is no conflict of interest with your activities at CYTOGEN and does not impact your performance at CYTOGEN.

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     In the event of discharge from duties for reasons other than just cause (e.g., fraud, criminal or willful misconduct) then you shall receive twelve months of pay in accordance with past Company practices.

     Federal law requires the completion of the attached form (I-9) and our examination of original documentation from list A or from both list B and C. In order to facilitate your employment, you should complete Part 1 of the attached form and bring it with the necessary supporting documentation to orientation. You will also be required to sign CYTOGEN's Secrecy Agreement and Photo Consent Release forms enclosed and bring them with you on your first day of employment.

     You will be required to schedule a pre-employment physical and should contact Rebecca Bucci, Manager of Employment, at (609)987-8289 to set up a mutually agreeable time for your pre-employment physical. This offer of employment is contingent on your passing the pre-employment physical and a drug screening test.

     Please indicate your acceptance of this offer by signing below and returning the original to my attention. This offer will be considered null and void if a signed copy is not returned within 10 business days of the date of this letter. We look forward to you joining us.

                                             Sincerely



/s/ Kim M. Moffa                            /s/ Thomas J. McKearn, M.D., Ph.D.
--------------------                        -----------------------------------
    Kim M. Moffa                                Thomas J. McKearn, M.D., Ph.D.
    Director, Human Resources                   Chairman, President & CEO



ACCEPTED AND AGREED TO THIS 27th DAY OF DECEMBER, 1996
                            ----        --------

BY:   /s/ Graham S. May, M.D.
      -----------------------
        Graham S. May, M.D.


cc:  C.E. Austin
     R. Brenner
     D. O'Neill


enc


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